Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

General Communication, Inc.:

We consent to the incorporation by reference in the registration statements (No. 33-60728 and No. 33-60222) on Forms S-8 of General Communication, Inc. of our reports dated March 15, 2007, with respect to the consolidated balance sheets of General Communication, Inc. and subsidiaries as of December 31, 2006 and 2005, and the related consolidated statements of operations, stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2006, management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2006 and the effectiveness of internal control over financial reporting as of December 31, 2006, which reports appear in the December 31, 2006, annual report on Form 10-K of General Communication, Inc.

Our report dated March 15, 2007, with respect to the consolidated balance sheets of General Communication, Inc. and subsidiaries as of December 31, 2006 and 2005, and the related consolidated statements of operations, stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2006, refers to the adoption of the fair value method of accounting for stock-based compensation as required by Statement of Financial Accounting Standards No. 123(R), Share-Based Payment, and a change in the method of quantifying errors to conform to Staff Accounting Bulletin No. 108, Considering the Effects of Prior Year Misstatements When Quantifying Misstatements in Current Year Financial Statements.

Our report dated March 15, 2007, on management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting as of December 31, 2006, expresses our opinion that General Communication, Inc. did not maintain effective internal control over financial reporting as of December 31, 2006 because of the effect of two material weaknesses on the achievement of the objectives of the control criteria and contains explanatory paragraphs that state that General Communication, Inc.’s internal controls were inadequately designed in that its policies and procedures did not provide for (1) effective analysis and implementation of accounting pronouncements as applied to non-routine transactions and (2) the review of billing rate changes in two of their systems that produce invoices for common carrier customers.

/s/ KPMG LLP

Anchorage, Alaska

March 15, 2007